EXHIBIT 1 – JOINT FILING AGREEMENT

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G (including amendments thereto) with respect to the American Depository Receipt Shares, $0.0109 par value2, of Trinity Biotech plc and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 6th day of February, 2014.

WILLIAM J. NASGOVITZ	HEARTLAND ADVISORS, INC.

By: /s/ PAUL T. BESTE	By: /s/ PAUL T. BESTE
Paul T. Beste	Paul T. Beste
As Attorney in Fact for William J. Nasgovitz	Chief Operating Officer
(Pursuant to Power of Attorney previously filed)

2 Each American Depository Receipt Share represents 4 ‘A’ Ordinary Shares, par value US$0.0109